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                            FORM OF TENDER AGREEMENT

                                  BY AND AMONG

                            HEWLETT-PACKARD COMPANY

                                      AND

                      CERTAIN SHAREHOLDERS OF INDIGO N.V.

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                                TENDER AGREEMENT

    THIS TENDER AGREEMENT (this "AGREEMENT") is made and entered into as of September 6, 2001, by and among Hewlett-Packard Company, a Delaware corporation (the "BUYER"), and the individual or entity listed on the signature page hereto (the "SHAREHOLDER").

    WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of common shares, par value NLG 0.04 per share, of Indigo N.V., a corporation organized under the laws of The Netherlands (the "COMPANY," and such shares, the "COMMON SHARES"), and the Common Shares subject to outstanding options, warrants or other rights, as set forth on the signature page of this Agreement;

    WHEREAS, the Buyer and the Company concurrently herewith are entering into an Offer Agreement, dated as of the date hereof (the "OFFER AGREEMENT"), which provides, among other things, (i) for the Buyer or a Subsidiary of the Buyer, as promptly as practicable after the date hereof, to commence an exchange offer (the "OFFER") to acquire all of the outstanding Common Shares of the Company in exchange for either (x) shares of Buyer Common Stock or (y) shares of Buyer Common Stock plus CVRs, and (ii) for the subsequent post-closing reorganization to be accomplished upon the terms and subject to the conditions set forth in the Offer Agreement; and

    WHEREAS, as a condition to the willingness of the Buyer to enter into the Offer Agreement, and in order to induce the Buyer to enter into the Offer Agreement, the Shareholder has agreed (solely in his, her or its capacity as a shareholder of the Company) to enter into this Agreement.

    NOW, THEREFORE, in consideration of the execution and delivery by the Buyer of the Offer Agreement and the representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    SECTION 1. CERTAIN DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Offer Agreement. For purposes of this Agreement:

        (a) "SHARES" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Termination Date.

        (b) "TERMINATION DATE" shall mean the earliest to occur of (i) valid termination of the Offer Agreement pursuant to Article VII thereof; or
    (ii) the Closing Time.

        (c) TRANSFER. The Shareholder shall be deemed to have effected a "TRANSFER" of Shares if the Shareholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

    SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder hereby represents, warrants and covenants to the Buyer that the Shareholder (i) is the beneficial owner of the Common Shares and the options, warrants and other rights to acquire Common Shares indicated on the signature page of this Agreement, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances; (ii) does not beneficially own any securities of the Company other than the Common Shares and options, warrants and other rights to acquire Common Shares of the Company indicated on the signature pages of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement; and
(iv) the execution,

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delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Shareholder is subject or by which the Shareholder or any of the Shareholder's property or assets is bound.

    SECTION 3. AGREEMENT TO TENDER SHARES. The Shareholder hereby agrees that the Shareholder shall tender, or if the Shareholder holds such shares through a broker, instruct the broker to tender, his, her or its Common Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer, pursuant to and in accordance with the terms of the Offer Agreement, and that the Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired.

    SECTION 4.  TRANSFER OF THE SHARES.

        (a) TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. The Shareholder hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

    SECTION 5. CERTAIN EVENTS. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by any Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by the Shareholder.

    SECTION 6. CERTAIN OTHER AGREEMENTS. From and after the date of this Agreement until the Termination Date, the Shareholder will not, nor will the Shareholder authorize or permit any of the Shareholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

    SECTION 7. FURTHER ASSURANCES. The Shareholder hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be deemed by the Buyer to be necessary or desirable to carry out the provisions of this Agreement.

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    SECTION 8.  LEGENDS.  If so requested by the Buyer, Shareholder agrees to use its best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement.

    SECTION 9. TERMINATION. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; PROVIDED, HOWEVER, that Sections 10 and 11 shall survive any termination of this Agreement.

    SECTION 10. EXPENSES. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; PROVIDED, that if the Buyer institutes any action against the Shareholder to enforce the terms of this Agreement, the Shareholder shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the Buyer in connection with such action, provided that the Buyer is successful in its action against the Shareholder.

    SECTION 11.  MISCELLANEOUS.

        (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

        (e) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

       If to the Buyer:

           Hewlett-Packard Company
           3000 Hanover Street
           Palo Alto, California 94304
           Attention: General Counsel
           Facsimile: (650) 857-4837

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       With copies to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Larry W. Sonsini, Esq.
                      Aaron J. Alter, Esq.
           Facsimile No.: (650) 493-6811

       and

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           One Market Spear Tower, Suite 3300
           San Francisco, California 94105
           Attention: Steve L. Camahort, Esq.
           Facsimile No.: (415) 947-2099

    If to the Shareholder: To the address for notice set forth on the signature page hereof.

       With a copy to:

           Gibson, Dunn & Crutcher LLP
           200 Park Avenue
           New York, New York 10166-0193
           Attention: Dennis J. Friedman, Esq.
                      Barbara L. Becker, Esq.
           Facsimile No.: (212) 351-4035

        (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. The Shareholder hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon the Shareholder in any manner authorized by the laws of the State of New York for such persons and waives any covenants not to assert or plead any objection which the Shareholder might otherwise have to such jurisdiction, venue and such process.

        (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

        (h) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (i) COUNTERPARTS. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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    IN WITNESS WHEREOF, each of the Buyer and the Shareholder have caused this
Agreement to be duly executed and delivered as of the date first written above.

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
                                                       HEWLETT-PACKARD COMPANY

                                                       By:
                                                       Name:
                                                       Title:

                                                       SHAREHOLDER

                                                       By:
                                                       Name:
                                                       Title:

                                                       Address:

                                                       Telephone:
                                                       Facsimile No.:

                                                       Shares beneficially owned:

                                                       shares of Common Shares

                                                       shares of Common Shares issuable upon the
                                                       exercise of outstanding options, warrants or
                                                       other rights.
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